UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*



                        EMPIRE FINANCIAL HOLDING COMPANY
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                                (Name of Issuer)

                          Common Stock, $.01 Par Value
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                         (Title of Class of Securities)

                                    291658102
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                                 (CUSIP Number)

                                DECEMBER 29, 2003
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------
CUSIP No. 291658102
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1.       Names of Reporting Persons.
         SHEPHERD LARGE CAP GROWTH FUND

         I.R.S. Identification Nos. of above persons (entities only).
         75-2439115
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2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)      [  ]
         (b)      [  ]
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3.       SEC Use Only


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4.       Citizenship or Place of Organization. TEXAS


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Number of
Shares                    5. Sole Voting Power 200,000
Beneficially              ------------------------------------------------------
Owned by                  6. Shared Voting Power 0
Each                      ------------------------------------------------------
Reporting                 7. Sole Dispositive Power 200,000
Person With               ------------------------------------------------------
                          8. Shared Dispositive Power 0
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9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         200,000 shares
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10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)                                                 [  ]

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11.      Percent of Class Represented by Amount in Row (9)

         6.29%
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12.      Type of Reporting Person (See Instructions)

         IV
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

Item 1.

         (a)      Name of Issuer EMPIRE FINANCIAL HOLDING COMPANY

         (b)      Address of Issuer's Principal Executive Offices

                  1385 WEST STATE ROAD 434, LONGWOOD, FLORIDA 32750


Item 2.

         (a)      Name of Person Filing THE SHEPHERD LARGE CAP GROWTH FUND

         (b) Address of Principal Business Office or, if none, Residence 1141 CUSTIS STREET ALEXANDRIA, VIRGINIA 22308

         (c)      Citizenship N/A


         (d)      Title of Class of Securities COMMON STOCK, PAR VALUE $0.01 PER
                  SHARE

         (e)      CUSIP Number 291658102

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

[ ]      (a)      Broker or dealer  registered  under  section 15 of the Act (15
                  U.S.C. 78o).

[ ]      (b)      Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

[ ]      (c)      Insurance  company as defined in section  3(a)(19)  of the Act
                  (15 U.S.C. 78c).

[X]      (d)      Investment   company   registered   under  section  8  of  the
                  Investment Company Act of 1940 (15 U.S.C 80a-8).

[ ]      (e)      An investment adviser in accordance
                  withss.240.13d-1(b)(1)(ii)(E);

[ ]      (f)      An  employee  benefit  plan or  endowment  fund in  accordance withss.240.13d-1(b)(1)(ii)(F);

[ ]      (g)      A parent  holding  company  or  control  person in  accordance withss.240.13d-1(b)(1)(ii)(G);

[ ]      (h)      A savings  associations  as  defined  in  Section  3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);

[ ]      (i)      A church  plan  that is  excluded  from the  definition  of an investment  company under section  3(c)(14) of the  Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);

[ ]      (j)      Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned: 200,000 shares

         (b) Percent of class: 6.29%

         (c) Number of shares as to which the person has:

                  (i) Sole Voting Power 200,000
                  --------------------------------------------------------------
                  (ii) Shared Voting Power 0
                  --------------------------------------------------------------
                  (iii) Sole Dispositive Power 200,000
                  --------------------------------------------------------------
                  (iv) Shared Dispositive Power 0
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Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable

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Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

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Item 7.  Identification  and Classification of the Subsidiary Which Acquired the
         Security Being Reported on By the Parent Holding Company or Control Person.

         Not Applicable

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Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

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Item 9.  Notice of Dissolution of Group.

         Not Applicable

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Item 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2004
Date

/s/ Paul Dietrich
---------------------------------
Signature

Paul Dietrich, President
---------------------------------
Name/Title